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                                                                   EXHIBIT 10.15
(KEEFE, BRUYETTE & WOODS LOGO)




May 16, 2005

Mr. Peter Humphrey
Chairman, President, & Chief Executive Officer
Financial Institutions, Inc.
220 Liberty Street
Warsaw, NY 14569-0227

Dear Peter:

Financial Institutions, Inc. ("FII"), as agent for National Bank of Geneva, Bath National Bank, Wyoming County Bank and Fist Tier Bank & Trust Company (the "Banks") hereby engages Keefe Bruyette & Woods, Inc. ("KBW") as its exclusive advisor, to exercise its best efforts to arrange a sale of all or a portion of approximately $118 million of Commercial Loans severally held by the Banks ("Phase I Sale"), and upon approval of the Banks' boards an additional sale of all or a portion of approximately $56 million of Commercial Loans severally held by the Banks ("Phase II Potential Sale", and collectively, the "Portfolio"), including providing the services listed below under "Scope of Services." KBW shall have the exclusive right to obtain commitments from one or more Purchasers to purchase all or a portion of the Portfolio, from the date of the Agreement until the expiration hereof, including any extensions pursuant to the terms hereof. KBW hereby accepts such appointment subject to the terms and conditions set forth herein:

SCOPE OF SERVICES TO BE PROVIDED

(1) PREPARATION FOR SALE. KBW will work in concert with FII and the Banks to review Portfolio data necessary to market a Portfolio of this type. If requested by FII, KBW's staff and Subcontractor will assist FII and the Banks to prepare the loan files for investor review by obtaining any additional documentation (e.g., pay histories, title searches, lien records) necessary to maximize the value of the Portfolio, and checking the files for completeness and organization necessary to support the representations and warranties recommended for this sale.

KBW will also oversee the scanning of all documentation pertinent to the sale for the purpose of providing due diligence materials to potential investors via a secure, fully integrated information management web site.

(2) PORTFOLIO POOLING AND STRATIFICATION. KBW will sort and stratify the Portfolio into market-homogeneous pools to target investors with specific buying criteria. KBW will assist FII and the Banks in the selection and extraction of significant portfolio-level data, and will perform detailed portfolio analysis for inclusion in the Offering Memorandum.

(3) PREPARATION OF MARKETING MATERIALS. KBW will prepare a "Teaser" piece (a one-page sale announcement) that will include (i) a brief description of the Portfolio, (ii) an outline of the timetable and bidding procedures for the sale, and (iii) a Confidentiality Agreement, each in form and substance satisfactory to FII and its counsel.

Investors who execute a Confidentiality Agreement will be sent a detailed Offering Package, also prepared by KBW, which will include an Executive Summary, Portfolio Analysis, detailed Individual Asset Summaries, Offering Procedures and a form of Purchase and Sale Agreement, each in form and substance satisfactory to FII and its counsel.

KBW will prepare presentations on the possible range of values for the Portfolio and will present these findings separately to the various Boards of Directors of FII, and each of the Banks.

(4) MARKETING. KBW will conduct an extensive marketing effort to facilitate the sale of the Portfolio. KBW salespeople will contact a targeted list of accounts which have bid on similar assets in the past, and which includes those accounts that KBW reasonably believes are the most likely to be qualified bidders on the Portfolio under current market



Keefe, Bruyette & Woods o 787 Seventh Avenue o New York, NY 10019
212.887.7760 o Toll Free 800.966.1559



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(KEEFE, BRUYETTE & WOODS LOGO)


conditions; KBW will also arrange any appropriate advertising or publicity of the sale on FII's behalf, with FII's prior approval.

(5) COORDINATION OF LEGAL DOCUMENTATION. KBW will assist FII and FII's counsel in developing terms for Purchase and Sale Agreements governing the sale, and will advise FII on matters of timing and document transfer.

(6) HANDLING INVESTOR INQUIRY. KBW will act as the primary clearinghouse for investor inquiry on loan and collateral questions which arise during the sale, and will provide answers to any questions for which the information is on hand. To the extent that inquiries require response from FII or any of the Banks, KBW will handle initial inquiries for direction to the proper FII personnel.

(7) OVERSIGHT OF INVESTOR DUE DILIGENCE. Most investor due diligence and file review will be conducted remotely via a secure web site managed by KBW. If a potential investor should request, and if FII deems it necessary, a KBW staff member and/or subcontractor will oversee investor due diligence file review on-site at FII's offices.

(8) SELECTION OF WINNING BIDDER(S). In addition to recommending the highest qualified bid(s), KBW will screen all bidders for financial and operational ability to close. Conditions of any bid will also be part of KBW's evaluation. FII (and the Banks, with respect to each of their loans) will have the right to accept or reject in their sole discretion any and all bids.

(9) COORDINATION OF CLOSING. The KBW team will work closely with FII, the Banks and the winning Bidder(s) to ensure that the sale closes expeditiously. KBW will coordinate bid acceptance, assist FII and the Banks in any negotiations necessary relative to the terms of the sale, reconcile closing balances and prepare a settlement statement of amounts due at closing. If necessary, KBW will assist in preparing the loan files for delivery to the winning Bidder(s). FII will be responsible for the transfer of loan data, documentation and servicing.

TERMS OF THE AGREEMENT

(1) FEES AND EXPENSES:

DISPOSITION FEE: At each closing of a sale of Portfolio Loans, FII will pay to KBW a fee ("Disposition Fee") equal to 1.5% of the gross proceeds from the sale of the Portfolio or any portion thereof, including any borrower settlements (payoffs) received after March 14, 2005. At each subsequent closing a Disposition Fee will be paid on the gross proceeds of loans sold and on any borrower settlements (payoffs) subsequent to the prior closing. FII may reduce the Disposition Fee paid to KBW at each closing by an amount equal to 0.20% (20 basis points) of the principal amount of loans on which KBW is paid a Disposition Fee at such closing. (including borrower settlements (payoffs)) to reflect a credit for certain expenses paid or payable by FII which were incurred by KBW under this engagement and its engagement under a letter agreement between KBW and FII dated March 14, 2005; provided that, at first closing the aggregate Disposition Fee after any such reduction shall not be less than $450,000.

EXPENSES: In connection with this engagement, FII will be responsible for all fees and expenses, including all cost of travel and lodging for KBW personnel and other out-of-pocket expenses including, but not limited to third party and subcontractor expenses and other costs incurred by KBW, with the following exception. Notwithstanding the foregoing, in the event that a closing occurs for the sale of Portfolio loans, KBW will reimburse the Company, upon receipt of a sufficiently itemized statement, for fees and expenses of Edwards and Angell LLP incurred by the Company in connection with the sale of Portfolio loans. Such reimbursement shall be limited to the amount by which aggregate Disposition Fees paid or payable exceeds $450,000, subject to a maximum reimbursement amount of $50,000. Reimbursement for such legal fees may be made by a reduction of such amount from the Disposition Fee paid by the Company to KBW.

(2) SELLER'S APPROVAL OF MARKETING MATERIALS: FII will have the right to approve in advance all marketing materials, including the Teaser piece, Offering Memorandum, advertisements or any other marketing materials KBW intends to send to prospective bidders/purchasers of the Portfolio. KBW will submit these materials to FII for approval prior to sending out such materials.



Keefe, Bruyette & Woods o 787 Seventh Avenue o New York, NY 10019
212.887.7760 o Toll Free 800.966.1559

(KEEFE, BRUYETTE & WOODS LOGO)


(3) OBLIGATIONS LIMITED: FII acknowledges that the descriptions of the Portfolio and any underlying collateral have been furnished by FII and the Banks and are not representations by KBW. KBW shall be under no obligation to make an independent investigation or inquiry as to the correctness or completeness of any information or data given to KBW, and shall have no liability in regard thereto. KBW will make no representations or warranties (either orally or in writing) regarding the Portfolio to prospective purchasers of the Portfolio.
FII will have the right to review and approve in advance any information and marketing materials distributed to prospective investors or other third parties.

(4) EXCLUSIVITY; CONFIDENTIALITY: FII agrees that KBW shall have the exclusive right to solicit purchasers for the Portfolio during the term and any extensions hereof. Except for any required recording in connection with sales, FII and KBW will keep confidential and will not, without written consent, divulge to any other person the identity of any prospective purchaser introduced by KBW, except to the extent necessary in working with the Banks, legal counsel and auditors of FII or the Banks, taxing authorities or government agencies. This agreement does not modify or terminate the confidentiality agreement between KBW and FII, dated March 4, 2005. FII will not disclose this engagement letter nor the terms herein, except as required by applicable securities law.

(5) TERMINATION; SUBSEQUENT CLOSINGS: This Agreement may not be terminated prior to 120 days from the date hereof, except that FII may terminate this Agreement at any time on notice to KBW if, in the judgment of FII, KBW has failed to perform or is not performing its obligations under this Agreement. After the first 120 days, this Agreement may be terminated with or without cause on 10 business days written notice from one party to the other. Notwithstanding such termination, if within 12 months of the date of such termination FII or any of the Banks shall enter into an agreement to sell the Portfolio or any portion thereof to any purchaser introduced by KBW to FII during the term hereof, KBW shall be deemed to have earned the Disposition Fee set forth in Section (1) hereof, which shall be payable on the date of settlement of such sale.

(6) INDEMNIFICATION: FII will indemnify KBW and hold it harmless against any and all losses, claims, damages or liabilities to which KBW may become subject arising in any manner out of or in connection with the Portfolio, including, without limitation, the marketing and sale thereof and with FII's provision of information to KBW; provided however, that such indemnity shall not apply in the event it is finally judicially determined that the loss was primarily caused by KBW's willful misconduct or gross negligence. FII shall reimburse KBW for legal or other expenses reasonably incurred by KBW in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings arising in any manner out of, or in connection with, the rendering of services hereunder. The Banks have separately agreed to contribute to FII their proportionate share (based on loans sold) of any indemnification payments made by FII.

(7) ADVERTISING AND DISCLOSURE: FII agrees that upon the successful conclusion of this engagement, KBW shall have the right to place advertisements in financial and other newspapers or journals at its own expense describing its services to FII hereunder, subject to FII's prior written approval for each individual advertisement, which approval shall not be unreasonably withheld, conditioned or delayed. KBW will not disclose in any such advertising the purchase price(s) or other financial terms of any sale consummated under the terms of this Agreement. Effective the date of this Agreement, KBW may list FII as a client.

(8) MISCELLANEOUS: This Agreement is made solely for the benefit of the parties hereto, and no other person shall acquire or have any right under or by virtue of this Agreement, except that each of the Banks is a third party beneficiary to this Agreement. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to its conflict-of-laws principles and may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Nothing contained herein shall be deemed or construed to create a partnership or joint venture between the parties hereto, and KBW's services shall be rendered to FII as a contractor. In any legal proceeding brought under or with relation to this contract or transaction, the prevailing party shall be entitled to recover court costs and any reasonable attorneys' fees from the non-prevailing party. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.


Keefe, Bruyette & Woods o 787 Seventh Avenue o New York, NY 10019
212.887.7760 o Toll Free 800.966.1559



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(KEEFE, BRUYETTE & WOODS LOGO)


We look forward to moving ahead with FII on this transaction. Please indicate your acceptance of this Agreement by countersigning in the space provided below.

Sincerely yours,

KEEFE, BRUYETTE & WOODS, INC.                FINANCIAL INSTITUTION, INC.

BY: /s/ MICHAEL MACDONALD                    BY: /s/ PETER G. HUMPHREY
    -----------------------------                -------------------------------

Name: Michael MacDonald                      Name: Peter G. Humphrey
      ---------------------------                  -----------------------------

Title: Managing Director                     Title: Chairman, President & CEO
       --------------------------                   ----------------------------


Accepted and Agreed:

BATH NATIONAL BANK                           NATIONAL BANK OF GENEVA

By: /s/ DOUGLAS MCCABE                       By: /s/  MARTIN K. BIRMINGHAM
    -----------------------------                -------------------------------

Name: Douglas McCabe                         Name: Martin K. Birmingham
      ---------------------------                  -----------------------------

Title: President and CEO                     Title: President and CEO
       --------------------------                   ----------------------------



Keefe, Bruyette & Woods o 787 Seventh Avenue o New York, NY 10019
212.887.7760 o Toll Free 800.966.1559



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(KEEFE, BRUYETTE & WOODS LOGO)


FIRST TIER BANK & TRUST COMPANY              WYOMING COUNTY BANK

By: /s/ GARY M. ROUGEAU                      By: /s/ JAMES T. RUDGERS
    -----------------------------                -------------------------------

Name: Gary M. Rougeau                        Name: James T. Rudgers
      ---------------------------                  -----------------------------

Title: President/CEO                         Title: Acting CEO. WYCO
       --------------------------                   ----------------------------


Keefe, Bruyette & Woods o 787 Seventh Avenue o New York, NY 10019
212.887.7760 o Toll Free 800.966.1559